EXHIBIT (p)(2)

BEAR STEARNS ASSET MANAGEMENT INC.
CODE OF ETHICS

        Bear Stearns Asset Management Inc. (“BSAM”) is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and provides investment advisory services to investment companies. As a registered investment adviser, BSAM has a fiduciary duty with respect to each Managed Account to which it provides advisory or sub-advisory services. BSAM must place the interests of the Managed Accounts and of the shareholders of the funds above the interests of BSAM, its affiliates, its officers and employees at all times.

        BSAM and its officers and employees must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to the Managed Accounts. BSAM and its officers and employees must adhere to the highest standards of ethical conduct and comply with federal securities laws (as that term is defined under Rule 204A-1 of the Advisers Act).

        In order to meet its obligations, BSAM hereby adopts the following Code of Ethics (the “Code”) pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Section 204A of the Advisers Act.

A.	Legal Requirements.

        Rule 17j-1(b) under the 1940 Act makes it unlawful for “any affiliated person” of BSAM (as investment sub-adviser of the funds), in connection with the purchase or sale by such person of a security “held or to be acquired” by a fund:

1. To employ any device, scheme or artifice to defraud any fund;

2. To make any untrue statement of a material fact to any fund or to omit to state a material fact necessary in order to make the statements made to any fund, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any fund; or

4. To engage in any manipulative practice with respect to any fund.

        Each Access Person (as defined below) has the duty to know, understand and comply with federal securities law and other legal obligations applicable to their duties and responsibilities. In addition, the Advisers Act requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse, in violation of the Advisers Act or the Exchange Act, or the rules or regulations thereunder, of material nonpublic information by such investment adviser or any person associated with the investment adviser.

        Upon learning that an Access Person has violated this Code, BSAM may impose such sanctions as it deems appropriate including, but not limited to, reversal of transactions in Employee Accounts, disgorgement of profits, censure, suspension, or termination.

B.	Definitions.

1. “Access Person” means:

a) Any partner, officer, director (or other person occupying a similar status or performing similar functions) or employees of BSAM or of a company in a control relationship to BSAM or other person who provides investment advice on behalf of BSAM and is subject to the supervision and control of BSAM; or

b) any other person designated by a Compliance Officer to be an Access Person.

2. “Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from an investment account in accordance with a pre-determined schedule and allocation.

3. “Beneficial Ownership” means:

a) the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

b) the power to vest benefits substantially equivalent to those of ownership in oneself at once or at some future time.

Note: Generally, a person will be regarded as having a direct or indirect Beneficial Ownership in securities held in his/her name, as well as in the name of a spouse, minor children who live with such person, any member of the person’s immediate family,(1) any other relative (parents, adult children, brothers, sisters, in-laws, etc.) whose investments the person directs or controls, whether they live together or not, and securities held by a trust or estate for the person’s benefit. The definition of “Beneficial Ownership” will be interpreted with reference to the definition contained in the provisions of Section 16 of the Exchange Act, and the rules and regulations thereunder, as such provisions may be interpreted by the Securities and Exchange Commission, except that the determination of direct or indirect Beneficial Ownership will apply to all securities which an Access Person has or acquires.

[1]	A person’s “immediate family” includes a spouse, child, mother, father, brother, sister, in-law or any other relative who lives in the same household as the person and is financially dependent upon the person.

4. “Covered Security” means a security as defined in Section 2(a)(18) of the Advisers Act, including all related securities, commodity or futures contracts, except that it does not include (a) direct obligations of the government of the United States or commodity or futures contracts related to such obligations; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements or commodity or futures contracts related to such securities; and (c) shares issued by registered open-end investment companies; except that, shares issued by registered investment companies for which BSAM or an affiliated company acts as investment adviser, sub-adviser or distributor are included as “Covered Securities.”

5. “De minimis Transaction” means a transaction or series of transactions(2) involving:

(i) no more than 500 shares of an equity security (x) with an average monthly trading volume of 100 million shares or more, or (y) issued by an issuer with a market capitalization (outstanding shares multiplied by current share price) of $2 billion or more; or

(ii) no more than the greater of $25,000 principal amount or 0.1% of the outstanding principal amount of any issue of any corporate, municipal or international fixed-income security.

The exception provided in the Procedures is not available to:
(x) Investment Personnel who make or participate in making recommendations regarding the purchase or sale of the security or related securities, and
(y) Investment Personnel who buy or sell the same security or a related security for one or more Managed Account during a period commencing seven days prior to and ending seven days after the transaction by the Managed Account.

6. “Employee Account” means securities trading accounts and privately placed securities owned by Access Persons and any other securities trading accounts in which the Access Person has direct or indirect Beneficial Ownership. Employee Accounts include accounts of your immediate family members and others. See the definition of “Beneficial Ownership.”

7. “Employee Central” means the online system maintained by Bear, Stearns & Co. Inc. (“BSC”) that records various information relating to employees of BSC and BSAM.

[2]	For purposes of this definition, “series of transactions” means transactions in a security or related securities within a rolling five business day period.

8. “Ethics Committee” shall have the same meaning as given in paragraph E.

9. “Exempt Transaction”(3) means any of the following:

a) a transaction in a security that is non-volitional on the part of either the Access Person or a Managed Account;

b) a purchase of a security that is part of an Automatic Investment Plan;

c) a purchase of a security effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

d) a sale of a security that is effected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities.

10. “Investment Personnel or Investment Person” means (a) any officer, director or employee of a Managed Account or BSAM (or any company in a control relationship to the Managed Account or BSAM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Managed Account, and (b) any natural person who controls or is a control relationship to the Managed Account or BSAM and who obtains information concerning recommendations to the Managed Account regarding the purchase or sale of securities by the Managed Account, including, but not limited to, analysts and traders who provide information and advice to a Portfolio Manager or who help execute a Portfolio Manager’s decisions. If an Access Person becomes aware of information or activities that are normally within the function and responsibilities of Investment Personnel, then such Access Person shall be treated as Investment Personnel for the purpose of complying with this Code of Ethics with respect to such information or activities.

11. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

12. “Managed Account” means each fund and each separate account (including limited partnerships, limited liability corporations and other entities that are exempt from registration under the 1940 Act) that has entered into an investment management, administrative and/or advisory or sub-advisory agreement with BSAM.

[3]	Note that Exempt Transactions are not exempt from this Code of Ethics in general. Some Exempt Transactions are exempted only from designated reporting requirements under this Code of Ethics and may be exempt from provisions under the Procedures, as amended from time to time (including, for example, preclearance, minimum holding periods and blackout periods).

13. “Model-Driven Managed Account” means the management of any Managed Account (including limited partnerships, limited liability corporations and other entities that are exempt from registration under the 1940 Act) pursuant to a quantitative model that screens securities on the basis of prescribed criteria and automatically purchases all conforming securities, or sells non-conforming securities upon the six-month or one-year rebalancing periods, for the Managed Account.

14. “Security held or to be acquired by a Managed Account” means:

a) Any Covered Security that, within the most recent 15 days, (i) is or has been held by a Managed Account, or (ii) is being or has been considered by a Managed Account or BSAM for purchase by the Managed Account,(4) and

b) Any option or futures contract to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

15. “Small Cap” means a capitalization of $2 billion or less.

C.	Policies.

1. Rule 17j-1. No Access Person will engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) of the 1940 Act.

2. Duties of Access Persons. The following general policies will govern personal investment activities of Access Persons:

a) It is the duty of all Access Persons to place the interests of Managed Accounts first;

b) All Access Persons will conduct personal securities transactions in a manner that:

(1) avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and

(2) is consistent with this Code of Ethics and any policy regarding allocation of trades as may be adopted by BSAM.

[4]	A security is “being considered for purchase or sale” when a recommendation to purchase such security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

c) No Access Person will take inappropriate advantage of his or her position with a Managed Account.

3. Personal Trading Procedures. Access Persons shall comply with the Code of Ethics Procedures established by BSAM and revised from time to time.

4. Initial Public Offerings: Access Persons may not acquire direct or indirect Beneficial Ownership of any Covered Security in an Initial Public Offering.

5. Limited Offerings. Access Persons generally may not acquire direct or indirect Beneficial Ownership of any Limited Offering (including those managed by BSAM) without the prior written approval of the Access Person’s direct supervisor and a Legal Officer or the Chief Compliance Officer. Such written approval will be sought and documented in Employee Central. Investment Personnel participating in the management of funds of funds making investments in Limited Offerings must, in addition, secure the approval of the Ethics Committee to make such investments. Approval of Limited Offerings should take into account, among other factors, whether the investment opportunity should be reserved for the Managed Accounts, and whether the opportunity is being offered to an individual by virtue of his or her position with BSAM. Any authorized investment in a Limited Offering must be disclosed to a Compliance Officer by such Investment Personnel when he or she plays any part in a Managed Account’s subsequent consideration of an investment in securities of the issuer, and any decision by the Fund to purchase securities of the issuer will be subject to an independent review by the Ethics Committee.

6. Transactions in Securities on the Restricted List. From time to time, Access Persons may obtain material, non-public information or establish special or “insider” relationships with one or more issuers of securities (i.e., the employee may become an officer or director of an issuer, a member of a creditor committee that engages in material negotiations with an issuer, etc.). In such cases, Access Persons should keep in mind that they are subject to the requirements and restrictions set forth in Exhibit A, the Policy Statement on Insider Trading.

7. Insider Trading. BSAM has adopted a Policy Statement on Insider Trading (the “Policy Statement”), a copy of which is attached hereto as Exhibit A. All Access Persons are required by this Code of Ethics to read and familiarize themselves with their responsibilities under this Code of Ethics and the Policy Statement. All Access Persons shall certify at the end of each calendar year that they have read and understand this Code of Ethics and the Policy Statement, and that they have complied with the requirements thereof, and a Compliance Officer shall maintain a copy of each executed Acknowledgment.

D.	Reporting Requirements.

The CCO, or his or her designee, will be responsible for maintaining a current list of all Access Persons and Investment Personnel for the purpose of notifying each such person that they are subject to the Code.

1. Reports by Access Persons.

a) Initial Reports by Access Persons.

(1) All Access Persons shall submit to a Compliance Officer a complete report on the Initial Asset Certification Form (see Exhibit B).

(2) Contents of Initial Asset Certification Form. The Initial Asset Certification Form must list each Covered Security held as of no more than 45 days prior to the date the person becomes an Access Person. This report must include book entry shares held at companies, broker/dealers, investment advisers or other institutions, and physically issued certificates where ever held.

(3) Deadline. Access Persons must submit this initial listing of Covered Securities within 10 days after becoming an Access Person. In the event that the Access Person held no Covered Securities as of the above reporting dates, the report should so specify.

b) Quarterly Reports by Access Persons.

(1) AllAccess Persons shall submit to a Compliance Officer a Security Transaction Report each quarter (See Exhibit C) setting forth all of the information required in the report.

(2) Contents of report. The Quarterly Security Transaction Report shall list all transactions in Covered Securities held in any Employee Account.

(3) Deadline. Access Persons must submit the Quarterly Security Transaction Report no more than 30 days after the end of each calendar quarter.

c) Annual Holdings Reports by Access Persons.

(1) AllAccess Persons shall submit to a Compliance Officer annually (as of each December 31) an Annual Asset Certification (See Exhibit D).

(2) Contents of Certification. The Annual Asset Certification shall list all holdings of Covered Securities in each Employee Account as of December 31 of each year.

(3) Deadline. Access Persons must submit the Annual Asset Certification no later than January 30 of each year.

d) Exceptions from Reporting Requirements.

(1) Access Persons need not make a report under this Section D with respect to transactions in:

• a non-Covered Security;

• shares purchased or sold pursuant to dividend reinvestment plans; or

• shares held in accounts over which an Access Person has no direct or indirect influence or control.

(2) Access Persons need not make a quarterly transaction report under paragraph (1)(b) of this Section D if the report would duplicate information contained in broker trade confirmations or account statements received by a Compliance Officer within 30 days of the end of the calendar quarter and all of the information required by the Security Transaction Report is contained in the broker trade confirmations or account statements.

2. Notification by Compliance Officer. A Compliance Officer shall notify each Access Person required to make reports pursuant to this Code of Ethics that such person is subject to this reporting requirement and shall deliver a copy of this Code of Ethics to such person as well as a copy of any amendments to the Code.

3. Preservation of Records. This Code of Ethics, a copy of each Securities Transaction Report, any written report issued hereunder by a Compliance Officer, and lists of all persons required to make reports hereunder shall be preserved with BSAM’s records for the period required by Rule 17j-1(f) and Rule 204-2(a)(12) & (13).

E.	Ethics Committee.

1. A committee (“the Ethics Committee”) composed of, at a minimum, BSAM’s General Counsel, Chief Financial Officer, Head of Trading, Chief Investment Officer, Head of Traditional Business, and Chief Compliance Officer (or a designee of any of these individuals) shall oversee, interpret and revise the rules of this Code of Ethics.

2. The Ethics Committee has the power to exempt transactions in Employee Accounts from the rules of this Code of Ethics or related procedures when there is reasonable ground to believe that the Access Person has acted in good faith and the Employee Account has not improperly benefited from the transaction that has occurred in or is being considered for a Managed Account, and that the Managed Account has not been improperly disadvantaged thereby. The Ethics Committee may delegate this power in writing to a Compliance Officer, provided (i) the Compliance Officer shall notify the Ethics Committee, in writing on the same business day, that an exception has been granted; and (ii) any individual member of the Ethics Committee may, within two business days, challenge this grant of exception. In this event, the Ethics Committee shall convene to make a final determination. The Chief Compliance Officer or his/her designee shall make a report to the Ethics Committee on all exceptions granted at the next quarterly meeting of the Ethics Committee.

3. Only the Ethics Committee or its delegate has the power to exempt a transaction in an Employee Account from the rules of this Code of Ethics.

4. Any three members of the Ethics Committee acting together may take any action authorized to be taken under this Code of Ethics.

F.	Training and Education

The Chief Compliance Officer shall oversee the training and education of all Access Persons regarding this Code. Training regarding this Code will occur periodically. All Access Persons are required to attend the training sessions and read any applicable materials.

G.	Annual Review

The Chief Compliance Officer will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures. The Chief Compliance Officer, or his/her designee, will provide a written report, at least annually, to the Ethics Committee summarizing:

•	Compliance with the Code for the period under review;
•	Violations of the Code for the period under review;
•	Sanctions imposed under the Code during the period under review;
•	Changes in policies and procedures based on evolving industry practices or changes in applicable laws or regulations recommended for the Code; and
•	Any other information requested by the Ethics Committee.

H.	Reports

Access Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code to a Compliance Officer, and must cooperate in any investigation relating to breaches of the Code. The types of reporting by Access Persons required under this Code includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of BSAM’s business; (iii) material misstatements in regulatory filings, internal books and records, client records or reports; (iv) activity that is harmful to clients, including fund investors; and (v) deviations from required controls and procedures that safeguard clients and BSAM.

A member of the BSAM Ethics Committee, who is not a Compliance Officer, will serve as an alternate person to whom employees may report violations in case a Compliance Officer is involved in the violation or is unreachable. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

I.	Administration

1. All Access Persons must be presented with a copy of this Code of Ethics and any amendments thereto.

2. All Access Persons are required to read this Code of Ethics and to acknowledge in writing that they have read, understood and agreed to abide by this Code of Ethics. In addition, Access Persons are required to read, understand, and acknowledge any amendments thereto.

3. All Access Persons are required to provide a list of all of his or her Employee Accounts.

4. Access Persons who violate the rules of this Code of Ethics are subject to sanctions, which may include censure, suspension or termination of employment.

5. Any information obtained from an Access Person shall be kept in strict confidence, except that reports of securities transactions pursuant hereto will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation. To the extent permissible under applicable law or regulation, BSAM may also make an Access Person’s information available to a Supervising Managing Director, the CCO or management or legal personnel of affiliates of BSAM to consider violations of the Code. To the extent required under applicable law, the sharing of such information will be subject to a data confidentiality agreement with the entity receiving such information.

6. Nothing contained in this Code of Ethics shall be interpreted as relieving any Access Person from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of Access Persons.

7. If any Access Person has any question with regard to the applicability of the provisions of this Code of Ethics generally or with regard to any transaction, he or she should consult with the Chief Compliance Officer or his/her designee.

J.	Record Keeping.

BSAM shall maintain at its principal places of business the following records:

1. A copy of this Code of Ethics and any Code of Ethics that has been in effect within the previous five years.

2. Any record of any violation of this Code of Ethics and any action taken as a result of the violation. These records shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

3. A copy of each report made by an Access Person as required by this Code of Ethics, including any information provided in lieu of the monthly reports. These records shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.

4. A record of all persons, currently or within the past five years, who are or were required to make reports under this Code of Ethics, or who are or were responsible for reviewing these reports. These records shall be maintained in an easily accessible place.

5. A copy of each decision to approve an acquisition by an Access Person of any Limited Offerings; such decision will be housed in Employee Central. This record will include the reason supporting the decision to allow the acquisition of the Limited Offering. These records must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

Adopted:    November 12, 1998

Revised:
June 25, 1999	March 6, 2002	February 25, 2005
February 7, 2000	September 5, 2002	April 5, 2007
August 3, 2000	February 12, 2003
November 3, 2000	March 26, 2003
February 5, 2001	November 17, 2003
July 10, 2001	January 13, 2004
October 1, 2001	May 11, 2004
November 28, 2001	August 2, 2004
February 28, 2002	October 1, 2004

EXHIBIT A
BEAR STEARNS ASSET MANAGEMENT INC.
Policy Statement on Insider Trading

Policies and Procedures Designed to Prevent Insider Trading

I.	Introduction: Scope and Coverage

        The following policies and procedures have been established to aid employees and other persons associated with BSAM Inc. to avoid “insider trading” and to aid BSAM in preventing, detecting and imposing sanctions on those who engage in “insider trading.”

        As a matter of corporate policy, BSAM strives to prevent all Access Persons from unlawfully:

>>	trading while in possession of material, non-public information (“inside information”),

>>	communicating inside information to others for their use in trading (“tipping”), or

>>	recommending securities based on inside information.

        Insider trading is not only unethical; it is also illegal.

        To promote this policy against illegal insider trading and tipping, we have adopted these policies and procedures concerning the use of material, non-public information and trading of securities. These policies and procedures apply to the conduct of all Associated Persons, whether they are permanent or temporary employees, whether they are employees or independent contractors, and whether or not their conduct is within the scope of their responsibilities for BSAM.

        Access Persons who participate in or have access to inside information concerning the investment decisions for any Fund are subject to additional restrictions, which are described in the Code of Ethics. Nothing contained in these policies and procedures changes your responsibilities and obligations under the Code of Ethics if you are covered by it.

        You must read and understand these policies and procedures. If you fail to comply with these policies and procedures, you risk serious penalties. That is, we may terminate your employment, and you could face substantial personal civil or criminal liability.

        If you have any questions regarding these policies and procedures, please call the Compliance Department at 212-272-8095 or 212-272-3146.

II.	Summary of the Law of Insider Trading

        The following general discussion is intended as a guide to help you understand how to avoid insider trading.

        Whether or not the law would view a particular action as insider trading may require a detailed analysis of the specific facts involved in your particular case. Before you take any action that you believe may be considered insider trading under the law, you should consult with the Compliance Department.

        The law concerning insider trading is continuously evolving. Generally, the law prohibits

>>	Trading by any person, whether or not the person is an “insider” in the technical, legal sense, while in possession of insider information(5); and

>>	Communicating inside information to other persons in violation of a duty to keep it confidential.

        Below we discuss some of the key concepts of insider trading. For purposes of the discussion, we use the term “tipping” to include both communicating material, nonpublic information to others directly and indirectly through recommendations.

A.	What Is Inside Information?

        For information to be considered “inside” information, and therefore subject to the insider trading laws, it need not originate from within a company or even relate to its internal operations.

        For example, in the Carpenter case, a court found a reporter from The Wall Street Journal to be criminally liable for tipping others about newspaper column stories that were about to be published on various companies. The reporter disclosed to others the dates on which reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not, knowing that it was likely that they would trade on the basis of that information. The court found that the information belonged to the newspaper and therefore the reporter and those he told misappropriated the information.(6)

        Similarly, information about a third party’s plans to launch a hostile tender offer for a company’s shares or a Federal Reserve Board decision to alter interest rates may be considered “inside” information. To come within the law, the information must be “material” and “non-public.”

[5]	The term “insider” includes persons who, by virtue of their position or relationship with a company, owe a duty of loyalty and confidentiality. Examples of insiders include such classic insiders as officers and directors, as well as “quasi-insiders,” such as outside lawyers and accountants whose duty of loyalty and confidentiality results from their employment relationship with the company. See Section II.C.1 of this Policy Statement, “Corporate Insiders,” below.

[6]	Carpenter v. U.S., 108 S.Ct. 316 (1987).

B.	When Is Information Material?

        To be liable for trading on or tipping inside information, the information must be “material.” Material information generally refers to as information that a reasonable investor would be reasonably likely to consider important in making an investment decision. Information that is likely to affect the price of a company’s securities is material. Whether information is material depends on all the facts and circumstances. You could consider material information to include, among other things, information concerning dividend decisions, earnings estimates, changes in previously released earnings estimates, merger acquisition proposals or agreements, the sale of a division, developments concerning litigation, liquidity problems, bankruptcy filings, important inventions or discoveries, and extraordinary management developments, such as the firing of a Chief Executive Officer. Information can be material even if it does not relate to a company’s business.

C.	Who Is Under a Duty to Avoid Trading or Tipping?

        The issue of who has a duty is complex. Generally speaking, you should assume that anyone who has material, non-public information has a duty not to trade on it or tip it to others for trading. Keep in mind that “tipping” includes not only directly communicating information, but also making recommendations to others based on it (even if the information is not directly disclosed). If you believe that you may be entitled to use material, non-public information that has come into your possession, either for yourself, a client, the firm, or some other person, you must seek guidance from the Legal Department before you take any action.

1.	Corporate Insiders

        Corporate insiders are always under a duty to refrain from trading in the shares of their company while in possession of inside information or tipping such information to others for their trading purposes. The concept of “insider” is broad. It includes officers, directors, and employees of the issuer of the security being traded. It also includes “temporary insiders.” A person can become a “temporary insider” of a company if he or she enters into a special confidential relationship with the issuer and, as a result, is given access to information solely for the issuer’s purposes. Temporary insiders can include, among others, attorneys, accountants, consultants, investment bankers, and bank lending officers as well as employees of a company’s major vendors or material business partners. For example, BSAM could become a temporary insider of a company it invested in if the company was in bankruptcy and BSAM was awarded a seat on its creditor’s committee.

2.	Tippees

        People who receive inside information from others should consider themselves “tippees.” “Tippees” of corporate insiders have a duty to refrain from trading on or tipping inside information if they are aware or should have been aware that their insider sources violated a fiduciary duty in communicating the information to them.(7) This means that if you receive inside information from a person at a company, you cannot trade securities of that company or tip the inside information to a third party.

[7]	Dirks v. SEC, 463 U.S. 646 (1983)

        In the “tippee” situation, the law deems an insider to have violated a fiduciary duty only if the insider personally benefits, directly or indirectly, from the disclosure. However, the concept of a personal benefit is broad. The tippee could be liable if the prosecution shows that the insider has received or will receive some direct compensation, or if the relationship between the insider and tippee that suggests a quid pro quo or a pure gift to the tippee with no expectation of receiving anything in return.

        Recently, in the Warde case, the Second Circuit Court of Appeals upheld tippee liability based upon the gift theory.(8) In this case, A, the defendant, was a good friend of B, and Director of Company X. B told A that Company X was discussing various options concerning its future. A large conglomerate ultimately acquired Company X. Both A and B profited from warrants they purchased when Company X was in negotiations to be acquired. The court found that A was liable for insider trading based on the theory that he was a “tippee” of B. A appealed, claiming, among other things, that B, the “tipper”, had not received any “benefit” in giving A the information. The court disagreed, holding that a tip to a friend resembles trading by the insider followed by a gift of the profits to the recipient. Therefore, the tipper indirectly benefited.

        There is no distinction between receiving inside information in a personal relationship as opposed to a professional relationship. The SEC takes the position that if you receive inside information in a confidential personal relationship, when the person confiding the information has a reasonable expectation that you will keep the information private, then if you tip that information or trade securities that is the subject of the inside information, then you have violated insider trading laws.(9) The SEC has proposed new Rule 10b5-2, which would codify this position.

3.	Other Outsiders

        There are two other ways that non-insiders can acquire a duty to avoid trading or tipping non-public information.

        The first is under the so-called “misappropriation” theory. Under this theory, a person commits fraud in violation of federal securities laws (Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5) by “misappropriating” material nonpublic information for securities trading purposes, in breach of a duty of loyalty and confidence. Under the misappropriation theory, prosecutors can reach a wide variety of individuals who have no connection with the issuer of the securities being traded.

[8]	SEC v. Warde, 151 F.3d 42 (2nd Cir. 1998)

[9]	SEC v. McDermott, No. 99 Civ. 12256 (S.D.N.Y. filed December 21, 1999).

        For example, in the O’Hagan case, a partner of a law firm who represented a company that was planning a takeover was convicted for purchasing options on the shares of the target.(10) Similarly, in the Carpenter case, which we discuss above, the Supreme Court upheld a conviction of a newspaper columnist under the misappropriation theory. The court held that the columnist defrauded The Wall Street Journal when he used the mails and the telephone to communicate information about upcoming stories about public companies to trade in the stock of those companies. The court considered the information to be the property of the newspaper.

        The second basis for outsider liability involves trading on inside information in connection with a tender offer.(11) That is, even if you are not an insider or a tippee and do not possess “misappropriated” information, you may be prohibited from trading while in possession of the information (or tipping the information) if the information relates to a tender offer. The rule generally makes it unlawful for anyone who learns about a tender offer before its announcement to trade or tip others about the tender offer.

4.	Possession v. Use

        Unless you have been provided with guidance from the Compliance Department to the contrary, you should assume that you may not trade while in possession of material, non-public information even if you believe that the information has not influenced your decision (in other words, even if you would have traded without having the information). The SEC has long argued that it is illegal for someone to trade while in possession of such information even if the trade is not made “on the basis of” the information (i.e., the information was not “used” for trading). Thus, for example, under the SEC’s theory, if you have obtained inside information about a company after you already made a decision to buy its shares, you cannot trade. In fact, you must immediately cancel any unexecuted purchase order that was placed before you acquired the information.

        In several recent cases, the courts have rejected the SEC’s theory that it is not necessary to prove that information was “used” in order to prove insider trading but only that the defendant was in possession of the information. In the Adler case, for example, the court required the SEC to show that the individual based his decision to trade on the information in question.(12) Similarly, in the Smith case, the court held that the government must prove that “use” of the information was a “significant factor” in the decision to buy or sell to establish insider trading in a criminal case.(13)

        It would be very risky to rely on these cases, because courts are willing to find that a “strong inference” of actual use of the material non-public information arises when an insider trades while in possession of this information. Even if you had proof of a pre-existing plan to trade, the government could still attempt to show that material, non-public information was a “significant factor” as to the amount ultimately traded or the timing of the trade.

[10]	U.S. v. O’Hagan, 521 U.S. 642 (1997).

[11]	Rule 14e-3 under the Exchange Act.

[12]	SEC v. Adler, 137 F.3d 1325 (11th Cir. 1998).

[13]	U.S. v. Smith, 155 F.3d 1051 (9th Cir. 1998).

        In an effort to remove ambiguity in this area, the SEC has adopted Rule 10b5-1, which states the general principal that insider trading liability arises when a person trades while “aware” of material non-public information, with certain narrow exceptions.(14) For example, the exceptions cover situations when you entered into a binding contract to trade before coming into possession of inside information, or when you previously instructed another person execute a trade for your account, or if you had adopted, and had previously adhered to, a written plan specifying certain purchases or sales of particular securities. The rule also provides an affirmative defense for purchases or sales that result from a written plan for trading securities that is designed to track or correspond to a market index, market segment or group of securities.

III.	Penalties and Remedies

        The penalties for unlawful trading while in possession of or communicating material, non-public information to others are severe, both for the individuals involved in such conduct, their employers, and “controlling persons” (i.e., persons who have the right to exercise control over the activities of others). A person can be subject to some or all of the penalties listed below even if he or she does not personally benefit from the violation. First time penalties include:

•	Civil injunctions;

•	Disgorgement of profits;

•	Civil penalties for the persons’ who committed the violation of up to $1 million or three times the amount of profit gained or loss avoided, whether or not the person actually benefited;

•	Civil penalties for the employer or other “controlling persons” of up to the greater of $2,500,000 or three times the amount of the profit gained or loss avoided; and

•	Criminal fines and jail sentences.

        BSAM will not tolerate any illegal conduct by its Access Persons Moreover, if you violate these policies and procedures, you may be subject internal disciplinary action, up to and including, for example, censure, fine, suspension, restriction on activities, and immediate termination of your employment.

[14]	Selective Disclosure and Insider Trading, Securities Act Release No. 7881, Securities Exchange Act Release No. 43154, Investment Company Act Release No. 24599 (August 15, 2000).

IV.	Identifying Inside Information

        Before you buy or sell securities of a company about which you have potential inside information, either in connection with your duties at BSAM or for your own account, you must resolve the following issues:

>>	Is the information material? Is this information that an investor would consider important in making his/her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

>>	Is the information non-public? To whom has this information been provided? Has the company released this information to shareholders? Has the information been effectively communicated to the marketplace by filings with regulatory bodies, or publications of Dow Jones, Reuters, The Wall Street Journal or other financial media.

        If, after consideration of these factors, you believe that the information is material and non-public, or if you have any questions as to whether the information is material and non-public, you must:

•	report the matter immediately to the Chief Compliance Officer (or designee);

•	refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including BSAM managed accounts;

•	refrain from communicating the information inside or outside BSAM, other than to the Chief Compliance Officer (or designee); and

•	after the Chief Compliance Officer (or designee) has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and/or communicate the information.

        The above restrictions do not apply to insightful analyses of available data or filings, observations or insights of economic trends or sales that are available but have been overlooked or misinterpreted by analysts.

V.	Restricting Access to Material Non-Public Information

        Access Persons may not communicate inside information to anyone, including persons within BSAM, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing inside information should be sealed and access to computer files containing inside information should be restricted.

VI.	Resolving Issues Concerning Insider Trading

        If, after consideration of the items set forth above, you have any doubt as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, you must discuss the issue with the Chief Compliance Officer (or designee) before trading on or communicating the information to anyone.

VII.	Control Procedures

        The role of the Chief Compliance Officer (or designee) of BSAM is critical to the implementation and maintenance of BSAM’s policies and procedures against “insider trading.”

        To prevent “insider trading”, the Chief Compliance Officer (or designee) should:

•	provide orientation to new Access Persons regarding policies and procedures with respect to “insider trading”;

•	answer questions regarding these policies and procedures;

•	resolve issues of whether information received by an Associated Person is material and non-public;

•	review on a regular basis and update as necessary the Code of Ethics and related procedures;

•	promptly review and either approve or disapprove, in writing, each request of an employee for clearance to trade in securities covered by the Code of Ethics; and

•	when it has been determined that an Associated Person has material non-public information:

•	implement measures to prevent dissemination of such information; and

•	restrict Access Persons from trading the securities.

VIII.	Special Reports to Management

        Promptly upon learning of an actual or potential violation of this Policy Statement, the Chief Compliance Officer (or designee) shall prepare and maintain in BSAM’s records a written report providing full details of the situation and any remedial action taken.

EXHIBIT B

BEAR STEARNS ASSET MANAGEMENT INC.
INITIAL ASSET CERTIFICATION OF ACCESS PERSONS
AS OF __________

Instructions

        1.        List each Covered Security in each Employee Account (that is, each account in which you may be deemed to have Beneficial Ownership) that you held at the end of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.

        2.        You must submit this form within 10 days after you become an Access Person (or January 30, ____, whichever is earlier). The information provided below must be current, within 45 days of your becoming an Access Person.

        3.       You must complete and sign this certification whether or not you or your broker sends statements directly to a Compliance Officer.

Name of Security(15)	Name of Broker, Dealer or Bank	No. of Shares or Principal Amount	Registration on Account	Nature of Interest

Certifications: I hereby certify that:

        1.        The securities listed above, or listed in the brokerage statements that I have provided, reflect all the Covered Securities in which I may be deemed to have Beneficial Ownership as of the date listed above.

        2.        I have identified all other Employee Accounts (that may hold Covered Securities) of which I have Beneficial Ownership.

        3.        I have read the Code of Ethics, the Policy Statement on Insider Trading and Code of Ethics Procedures, collectively the “Codes” and understand their requirements. I further certify that I am subject to the Codes, will comply with their requirements in every respect and will not engage in conduct prohibited by the Codes.

        4.        This report excludes holdings with respect to which I had no direct or indirect influence or control.

Date:__________________	Signature:____________________
Name:_______________________

[15]	Including interest rate and maturity, if applicable.

EXHIBIT C

BEAR STEARNS ASSET MANAGEMENT INC.
SECURITY TRANSACTION REPORT OF ACCESS PERSONS
For The Calendar Quarter Ended __________

Instructions

        1.        List transactions in Covered Securities held in any Employee Account (that is, each account in which you may be deemed to have Beneficial Ownership) as of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.

        2.        Write “none” if you had no transactions in Covered Securities during the quarter.

        3.        You must submit this form within 30 days after the end of the calendar quarter.

        4.        If you submit copies of your monthly brokerage statements to a Compliance Officer, and those monthly brokerage statements disclose the required information with respect to all Covered Securities in which you may deemed to have Beneficial Ownership, you need not file this form unless you established a new account during the quarter.

        5.        For each Employee Account that you established during the previous quarter that is permitted to hold Covered Securities for your direct or indirect benefit, state the name of the broker, dealer or bank with whom you established the account, the account number and the date you established the account.

Name of Security(16)	Date of Transaction	Purchase/Sale	No. of Shares or Principal Amount	Price	Broker, Dealer or Other Party Through Whom Transaction Was Made

During the previous quarter, I established the following accounts with a broker, dealer or bank:

Broker, Dealer or Bank	Account Number	Date Established

Certifications: I hereby certify that:

        1.        The information provided above is correct.

        2.        This report excludes transactions with respect to which I had no direct or indirect influence or control or which were effected pursuant to an automatic investment plan.

Date:__________________	Signature:____________________
Name:_______________________

[16]	Including Exchange ticker symbol, CUSIP number or interest rate and maturity, if applicable.

EXHIBIT D

BEAR STEARNS ASSET MANAGEMENT INC.
ANNUAL ASSET CERTIFICATION OF ACCESS PERSONS
For the Year Ended __________

Instructions

        1.        List each Covered Security held in any Employee Account (that is, each account in which you may be deemed to have Beneficial Ownership) as of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.

        2.        Write “none” if you did not hold any Covered Securities at year end.

        3.        You must submit this form no later than January 30, _____.

        4.       You must complete and sign this form for annual certification whether or not you or your broker sends statements directly to a Compliance Officer.

Name of Security(17)	No. of Shares or Principal Amount	Registration on Security or Account	Nature of Interest	Broker, Dealer or Bank

Certifications: I hereby certify that:

        1.        The securities listed above, or listed in the brokerage statements that I have provided, reflect all the Covered Securities in which I may be deemed to have Beneficial Ownership at the end of the period.

        2.        I have read the Code of Ethics, the Policy Statement on Insider Trading and the Code of Ethics Procedures and certify that I am in compliance with them.

        3.        This report excludes holdings with respect to which I had no direct or indirect influence or control.

Date:__________________	Signature:____________________
Name:_______________________

[17]	Including interest rate and maturity, if applicable.

BEAR STEARNS ASSET MANAGEMENT INC.
CODE OF ETHICS PROCEDURES

I. Introduction

As an investment adviser, Bear Stearns Asset Management Inc. (“BSAM”) is a fiduciary with an affirmative duty to act in the best interests of its clients at all times. In order to meet its obligations as a fiduciary, BSAM must act in good faith, with loyalty, and provide clients with full and fair disclosure of all material facts. In addition, BSAM must take reasonable care to avoid misleading clients.

In light of these obligations, BSAM hereby adopts the following Procedures to apply to all Access Persons covered by the Code of Ethics (the “Code”). These Procedures incorporate by reference the definitions found in Section B of the Code.

II. Procedures

The Chief Compliance Officer (“CCO”) shall have primary responsibility for enforcement of the Code. The CCO, or his or her designee, shall review all securities holdings and transaction reports, or materials submitted in lieu thereof, and shall report any material issues to the Ethics Committee.

The Ethics Committee, composed of, at a minimum, BSAM’s General Counsel, Chief Financial Officer, Head of Trading, Chief Investment Officer, Head of Traditional Business and Chief Compliance Officer (or a designee of any of these individuals) shall oversee, interpret and revise the rules of the Code.

I. Prohibited Activities

1. Disclosure of Activities of Managed Accounts. Access Persons may not reveal to any other person (except in the normal course of his or her duties on behalf of BSAM) any information regarding securities transactions by a Managed Account or consideration by a Managed Account or BSAM of any such securities transaction.

2. Representations Concerning Securities. No Access Person may make any misrepresentation or omit to state any material fact known to him or her in connection with the purchase or sale of any securities by any Employee Account or Managed Account.

3. Transactions in Securities on the Restricted List. From time to time, Access Persons may obtain material, non-public information or establish special or “insider” relationships with one or more issuers of securities (i.e., the employee may become an officer or director of an issuer, a member of a creditor committee that engages in material negotiations with an issuer, etc.). In such cases, Access Persons should keep in mind that they are subject to the requirements and restrictions set forth in Exhibit A to the Code of Ethics, the Policy Statement on Insider Trading.

4. Depriving Managed Accounts of Investment Opportunities. The failure of an Investment Person to recommend an investment opportunity to, or to purchase an investment opportunity for, a Managed Account in order to obtain a personal benefit will be considered a course of conduct that deprives the Managed Account of an investment opportunity. For example when an Investment Person effects a personal transaction in a security and then intentionally fails to recommend, or to fail to effect, a suitable Managed Account transaction in the security in order to avoid the appearance of a conflict of interest or violate a provision of this Code of Ethics, the Investment Person has deprived the Managed Account of an investment opportunity.

5. Scalping or Front-Running. Access Persons may not acquire or dispose of Beneficial Ownership of a security if such acquisition or disposition is based upon the person’s knowledge of actions being taken or being considered by BSAM on behalf of any Managed Account. Examples of this type of prohibited conduct include:

a) for personal gain, an Access Person uses knowledge of a future purchase of a security by a Managed Account and buys the security or acquires direct or indirect Beneficial Ownership of the security before the Managed Account buys the security; or

b) for personal gain, an Access Person uses knowledge of a future sale (long or short) of a security by a Managed Account and sells the security for any account with respect to which the Access Person is the direct or indirect Beneficial Owner before the Managed Account sells the security.

6. Market Timing. Access Persons are prohibited from market timing share of investment companies . Market timing is arbitrage activity involving the frequent buying and selling of mutual fund shares in order to take advantage of the fact that there may be a lag between a change in the value of a mutual fund’s portfolio securities and the reflection of that change in the fund’s share price.

7. Minimum Holding Period. Access Persons are prohibited from effecting a purchase and voluntary sale, or sale and voluntary purchase, of the same (or equivalent) securities, including options that will expire, within 60 calendar days of a trade in any Employee Account (“short-term trades”). Exceptions to the minimum holding period are noted below.

8. Blackout Periods.

a) Same Day Restriction. Access Persons may not execute a transaction in any security on any day during which:

(1)	a Managed Account has a pending “buy” or “sell” order in the same (or related) security, until that order is fully executed or withdrawn; and

(2)	the same (or related) security is being considered for purchase or sale by a Managed Account, provided that the Access Person is aware of such consideration.

b) Seven Day Restriction. Unless otherwise restricted by paragraph c. below, no Investment Person may purchase or sell any security or related security for an Employee Account for a period commencing seven calendar days prior and ending seven calendar days after the purchase or sale (or entry of an order for the purchase or sale) of that security or any related security for a Managed Account.

Note: For purposes of calculating the Seven Day Restriction, the trade date is not included.

c) Fourteen Day Restriction. No Investment Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities issued by Small Cap issuers for a Managed Account may purchase or sell any security or related security issued by a Small Cap issuer for an Employee Account for a period commencing 14 calendar days prior to and ending 14 calendar days after the purchase or sale (or entry of an order for the purchase or sale of that security or any related security for a Managed Account.)

Note: For purposes of calculating the Fourteen Day Restriction, the trade date is not included.

d) Reporting. Any Access Person who discovers that a securities transaction in his or her Employee Account violates the Same Day, Seven Day or Fourteen Day Blackout Period restrictions shall promptly submit to a Compliance Officer a report describing the transaction. The report must contain the date and nature of the transaction, the identity and amount of the securities involved, the price at which the transaction was effected and the names of any other financial institutions involved in the transaction. The Compliance Officer will report the violation to the CCO. In the event of a material violation, the CCO will report the incident to the Ethics Committee. The Ethics Committee may, in its discretion, take further disciplinary action against the Access Person.

9. Service as a Director. Access Persons shall not serve on the board of directors of any for-profit company without the prior approval of the Access Person’s direct supervisor and the Chief Compliance Officer. Such approval will be documented in Employee Central. Investment Personnel serving as directors shall be isolated from those making investment decisions with respect to the securities of the issuer through “Chinese Wall” or other procedures specified by the Chief Compliance Officer absent a determination by the Chief Compliance Officer to the contrary for good cause shown.

II. Procedures for Employee Accounts

1. Location of Employee Accounts

Access Persons must maintain all Employee Accounts relating to Covered Securities at BSC, unless upon written request permission is given by BSAM to maintain an account outside of Bear Stearns. Permission will be granted only upon a showing of extraordinary circumstances. Anyone seeking such permission must obtain the consent of their Senior Managing Director and the Deputy Ethics Compliance Officer at BSC and follow the procedures require by Employee Central.

Accounts maintained outside of BSC are subject to all pre-clearance and reporting requirements of the Code. All Access Persons who are approved to hold their account(s) away from Bear Stearns are responsible for taking all reasonable steps to ensure that BSAM Compliance receives duplicate monthly (or quarterly as applicable) account statements as well as duplicate confirmations for all transactions

2. Initial, Quarterly and Annual Certifications

a) An Access Person is required to read and understand the BSAM Code of Ethics, the Policy Statement on Insider Trading as well as these Procedures. An Access Person must complete and return the BSAM Initial Asset Certification of Access Persons (see Exhibit B of the BSAM Code of Ethics) to the BSAM Compliance Department within 10 days of becoming an Access Person (generally within 10 days of the employee’s start date.) In addition to disclosing all Covered Securities in which an Access Person holds a beneficial interest, the Initial Asset Certification serves as the Access Person’s acknowledgement that they have read and understood the Code of Ethics, the Policy Statement on Insider Trading as well as these Procedures.

If an Access Person does not maintain his or her accounts at Bear Stearns and his or her broker dealer has not provided trade confirmations and monthly account statements, the Access Person must submit a Security Transaction Report of Access Persons (see Exhibit C of the BSAM Code of Ethics) to the BSAM Compliance Department within 30 days of the end of the quarter. The Access Person must also provide BSAM Compliance with all missing monthly or quarterly account statements in a timely fashion. Continued failure of your broker dealer to provide trade confirmations and monthly account statements will result in violation of this policy.

An Access Person is also required to complete and return the BSAM Annual Asset Certification of Access Persons (see Exhibit C of the BSAM Code of Ethics) by January 30 of each year. The Annual Asset Certification of Access Persons must be completed by all Access Persons. The Annual Asset Certification of Access Persons also serves as a certification that the Access Person has complied with the Code of Ethics, the Policy Statement on Insider Trading and these Procedures.

b) BSAM Compliance will track compliance with the 10-day requirement to return the Initial Asset Certification, the 30-day from quarter end requirement to return the Security Transaction Report (when applicable), and the January 30 requirement to return the Annual Asset Certification. If an Access Person fails to comply with any of the above deadlines, the Compliance Officer will send a reminder to the Access Person and track the number of days in which the Access Person is in violation. Violations will be reported to the CCO and the CCO may take appropriate action. In addition, all deadline violations will be included in the Quarterly Code of Ethics Management Report complied for the Ethics Committee. The Ethics Committee may, in its discretion, take further disciplinary action against the Access Person for violating any of the above deadlines.

3. Pre-clearance.

a) General. Prior to effecting a purchase or sale for an Employee Account, each Access Person must obtain written approval for the trade by a member of BSAM’s Compliance Department. Each Access Person must submit a completed BSAM Trade Pre-Clearance Form and submit it via email to #BSAM — Trade PreClearance Group. An Access Person may not execute the trade until he or she has receive approval back from BSAM Compliance via email or in writing. No oral approvals are allowed.

(1) Timing of Approved Trade. Written approval of personal securities transactions is valid only for the day on which the employee receives pre-clearance.

(2) Trading by Compliance Officer. All trading for Employee Accounts of the Chief Compliance Officer must be approved by another member of BSAM’s Legal or Compliance Department.

b) Prohibition of Investment in Initial Public Offerings and Pre-Clearance of Private Investments

(1) Request for Approval by Access Persons

Access Persons may not acquire direct or indirect Beneficial Ownership of any Covered Security in an Initial Public Offering under any circumstances.

Access Persons, generally, may not acquire direct or indirect Beneficial Ownership of any Limited Offering (including those managed by BSAM) without the prior written approval of the Access Person’s direct supervisor and BSAM counsel or the Chief Compliance Officer. Such written approval will be sought and documented in Employee Central.

Investment Personnel participating in the management of funds of funds making investments in Limited Offerings must, in addition, secure the approval of the Ethics Committee to make such investments.

(2) Approval of Limited Offering

Approvals of Limited Offerings are handled by BSC. Compliance. Approval of Limited Offerings should take into account, among other factors, whether the investment opportunity should be reserved for the Managed Accounts, and whether the opportunity is being offered to an individual by virtue of his or her position with BSAM. Any authorized investment in a Limited Offering must be disclosed to a Compliance Officer by such Investment Personnel when he or she plays any part in a Managed Account’s subsequent consideration of an investment in securities of the issuer, and any decision by a Fund or Managed Account to purchase securities of the issuer will be subject to an independent review by the Ethics Committee.

c) Pre-clearance Requirement Exceptions.

The pre-clearance requirement. (the “pre-clearance requirement”) shall not apply to Fund Shares, which are valued at a constant net asset value, (except with respect to shares issued by registered investment companies for which BSAM or an affiliated company acts as investment adviser, sub-adviser or distributor), non-Covered Securities, Exempt Transactions, transactions, including futures contracts, in exchange-traded funds that track a broad-based securities index, and municipal securities, except with respect to Investment Personnel who, in connection with his or her regular functions or duties, makes or participates in making recommendations (or obtains information about such recommendations) regarding the purchase or sale of municipal securities by a Managed Account.

In addition, the pre-clearance requirement will not apply to requests to sell Bear Stearns stock in connection with compensation payout, provided that such request is made to BSC by completing the required form to participate in the BSC’s sale of the stock at some date in the near future and a copy of such request is forwarded to BSAM Compliance.

d) Holding Period Exceptions.

The minimum holding period does not apply to Fund Shares which are valued at a constant net asset value (e.g., money market fund shares), non-Covered Securities, Exempt Transactions and transactions, including futures contracts, in exchange-traded funds that track a broad-based securities index. In addition, the minimum holding period shall not apply to municipal securities, except with respect to Investment Personnel who, in connection with his or her regular functions or duties, makes or participates in making recommendations (or obtains information about such recommendations) regarding the purchase or sale of municipal securities by a Managed Account.

A holding period exception will also be granted for:

(1) a limit order placed at the time of purchase;

(2) options purchased or sold in an underlying stock for the purpose of protecting a position in an Employee Account; and

(3) hardship exceptions upon application on a case-by case basis.

e) Blackout Period Exceptions.

The blackout periods described in this Policy (the “blackout periods”) shall not apply to Fund Shares, non-Covered Securities, Exempt Transactions, De minimis Transactions(1) and transactions, including futures contracts, in exchange-traded funds that track a broad-based securities index. In addition, the blackout periods shall not apply to (i) municipal securities, except with respect to Investment Personnel who, in connection with his or her regular functions or duties, makes or participates in making recommendations (or obtains information about such recommendations) regarding the purchase or sale of municipal securities by a Managed Account, and (ii) model-driven managed account transactions, with respect to Investment Personnel, who in connection with his or her regular functions or duties, does not participate in making recommendations (or does not obtain information about such recommendations) for model-driven Managed Accounts.

1.     The De minimis Transaction exception to the Same Day Restriction and the Seven Day Restriction is not available to: (a) Portfolio Managers who buy or sell the same security (or a related security) for any Employee Account during a period commencing seven days prior to and ending seven days after the transaction by the Managed Account; and (b) Investment Personnel who cover an issuer and who buy or sell the same security of that issuer (or a related security) for any Employee Account during a period commencing seven days prior to and ending seven days after the transaction by the Managed Account. See Section B.7. of the Code of Ethics (“De minimis Transactions”).

f) Exemption for Certain Employee Accounts

The following provisions shall not apply to Employee Accounts in which an Access Person may be deemed to have a direct or indirect Beneficial Interest when the Access Person does not directly or indirectly control the investment of that Employee Account (this includes Employee Accounts where the Access Person has entered into an agreement in which a third party, such as an investment adviser, has been given full discretion to effect transactions for the Employee Account and a copy of such agreement is provided to BSAM Compliance):

1. Minimum holding periods
2. Blackout periods
3. Employee Accounts maintained at BSC
4. Pre-clearance

Access Persons should be aware that trading of securities in Employee Accounts not subject to blackout periods may create the appearance of impropriety and the burden shall be on the Access Person to demonstrate that the Access Person (i) had no direct or indirect control over such Employee Account, and (ii) did not improperly benefit from information received in connection with the investment of such Employee Account.

This burden may be met by the Access Person providing BSAM Compliance with a signed affirmation from the third party exercising full discretion in the account that the third party will not, under any circumstances, accept directions regarding the account from the Access Person. BSAM Compliance will maintain a list of discretionary accounts held outside Bear Stearns and track the date on which Compliance receives the written affirmation from the third party.

g) Compliance Pre-Clearance Review — BSAM Compliance will not review a submission unless the entire Trade Pre-Clearance Form is executed in full. Partially completed Forms will be returned to the Access Person. Once the Form is received, BSAM Compliance will review for the following:

(1) Whether the security is on the Firm’s Restricted List;

(2) If the employee submitted the form is an Investment Person;

(3) Whether the security is a Covered Security;

(4) Whether the security trades for under $5 per share; and

(5) Whether there has been any trading in the stock in any Managed Account on the day the pre-clearance request is received.

In the event that Compliance determines that the employee requesting pre-clearance is an Investment Person, Compliance will take these additional steps:

(6) Review whether there has been trading activity in the security over the last 7 days by that Investment Person’s team or by another team;

(7) In the case of Small Cap securities, review whether there has been trading activity in the security over the last 14 days in any Managed Account.

Once Compliance has completed its review, the trade will either be approved, approved de minimis, or declined, and the Form will be returned electronically to the employee. The Compliance Officer will put a copy of the email response in the shared Compliance folder.

h) Gifts and Gratuities. All Access Persons are subject to Bear Stearns & Co. Gift and Gratuity Policy.

4. Applicability of Code of Ethics to Temporary Consultants

a) General Application

“Temporary Consultant” is defined as any non-employee who provides services to BSAM and who is co-located at any BSAM facility. Any Temporary Consultant who has access to any BSAM system containing trading or client information (e.g., Longview, APL, Portia) or other non-public information may be designated as an “Access Consultant” and will be subject to certain portions of the Code regardless of how long they are associated with BSAM or have access to any trading or client information.

b) Procedures for Determining if a Temporary Consultant is an Access Consultant

BSAM Compliance will be responsible for ensuring that they receive timely notification from BSAM Human Resources of the retention of any Temporary Consultants. Once notification of the retention of the Temporary Consultant is received, BSAM Compliance will contact the manager of the department who has retained the Temporary Consultant in order to determine if they should be designated as an “Access Consultant.” In order to make that determination, the Compliance Officer will need to learn: 1) what BSAM systems, if any, the Temporary Consultant will be granted access to; 2) where the Temporary Consultant will be physically located; 3) whether the Temporary Consultant will have access to any written records containing client information or security holdings; and 4) whether the Temporary Consultant will have access to any other non-public information. The Compliance Officer must document all of their findings and report those findings to the CCO. The CCO must then make a determination, based on the information furnished by the Temporary Consultant’s manager, whether to designate the individual as an “Access Consultant”. The CCO must document the reason for the determination.

c) Limitations on Personal Trading of Access Consultants

Once the CCO has designated a Temporary Consultant as an Access Consultant, the following sections of the Code of Ethics shall apply:

(1)	Initial Asset Certification — Access Consultants must disclose all Covered Security holdings and provide BSAM Compliance with a copy of the most recent account statement(s). The Access Consultant must arrange for BSAM Compliance to receive duplicate copies of all monthly or quarterly account statements and confirmations.

The Access Consultant does not have to move their account to Bear Stearns, however they must disclose all outside accounts on the Initial Asset Certification. During the assignment with BSAM, the Access Consultant must notify BSAM Compliance prior to opening any other outside accounts.

(2)	Pre-clearance — Access Consultants must utilize the Trade Pre-Clearance Form and have all trades in Covered Securities pre-cleared by BSAM Compliance.

(3)	Security Transaction Report — if the Access Consultant’s assignment extends past one quarter, the Access Consultant must fill out and return to BSAM Compliance the Security Transaction Report for the prior quarter.

(4)	Annual Asset Certification — if the Access Consultant’s assignment extends past January 30 of the following year after which they were retained, the Access Consultant must fill out and return to BSAM Compliance the Annual Asset Certification for the prior year.

(5)	60 Day Holding Period — the Access Consultant is subject to the 60 Day Holding Period for all Covered Securities. Access Consultants may request exceptions from the 60 Day Holding Period in the same manner as Access Persons.

(6)	Initial Public Offerings and Private Investments — Access Consultants may not acquire Beneficial Ownership of any Covered Security in an Initial Public Offering. In addition, Access Consultants must comply with all pre-clearance procedures before purchasing a private investment.

d) Procedures for surveillance of Access Consultants

BSAM Compliance shall track the timely submission of the Initial Asset Certification, the Security Transaction Report and the Annual Asset Certification for all Access Consultants. If an Access Consultant fails to comply with any of the above deadlines, the Compliance Officer will send a reminder to the Access Consultant and track the number of days in which the Access Consultant is in violation. Violations will be reported to the CCO and the CCO may take appropriate action against the Access Consultant. In addition, all deadline violations will be included in the Quarterly Code of Ethics Management Report complied for the Ethics Committee. The Ethics Committee may, in its discretion, take further disciplinary action against the Access Consultant for violating these deadlines.

BSAM Compliance shall monitor compliance with the pre-clearance policy and the 60 Day Holding Period requirement in the same manner as for Access Persons. The Compliance Officer must initial each account statement as evidence of their review and maintain a copy of the statement. The Compliance Officer shall inform the CCO of any violations of the pre-clearance policy and the 60 Day Holding Period requirement. In the event of a material violation, the CCO will inform the Ethics Committee. The Ethics Committee may, in its discretion, take further action against the Access Consultant.

5. Limited Access Persons

a) Designation of Limited Access Persons. From time to time, the Ethics Committee may designate one or more persons who would otherwise be considered Access Persons as Limited Access Persons on Schedule A of the Code of Ethics Procedures.

b) Considerations Used to Determine Status as Limited Access Person. In determining whether to designate any officer, director or employee as a Limited Access Person, the Ethics Committee may consider:

>>	the nature and extent of the person's involvement with day-to-day investment decision making with respect to Managed Accounts;

>>	the nature of the person's interaction with Investment Personnel;

>>	the nature and frequency of the person’s personal trading activity;

>>	the likelihood that the person would benefit improperly from his or her knowledge of BSAM’s operations and investment decision-making process; and

>>	other factors deemed relevant.

c) Status as a Limited Access Person. Limited Access Persons shall be exempt from such of the following provisions of this Code as is determined to be appropriate by the Ethics Committee: (i) Minimum Holding Periods; (ii) Blackout Periods; and (iii) Preclearance. Personal trades of New York-based Limited Access Persons shall be reviewed on a T+1 or T+2 basis, as appropriate.

d) Termination of Status of Limited Access Person. The Ethics Committee, in its sole discretion, may remove any Limited Access Person from Schedule I for good cause, including, but not limited to, any violation of this Code.

6. Special Procedures for Managed Accounts in which Access Persons and Investment Personnel Have a Beneficial Ownership Interest.

a) General Principle. The special procedures described herein are not intended to abrogate the general principle that the client’s interest always comes first. If a procedure is not explicit in any respect, that general principle will control.

b) Specific Procedures. Managed Accounts in which Access Persons have an interest will be permitted to effect transactions in the same or related securities and on the same day as other Managed Accounts, provided that there are no other policies or procedures that would preclude the transaction (e.g., the “Policy Statement on Insider Trading) provided that:

(1)	Investment Personnel in the aggregate do not have a Beneficial Ownership interest equal to 5% or more of the Managed Account; and

(2)	Access Persons in the aggregate do not have a Beneficial Ownership interest equal to 25% or more of the Managed Account. The term “Beneficial Ownership” includes the receipt of any performance fees and/or performance allocations.

7. Quarterly Management Report to Ethics Committee

The CCO, or his or her designee, shall be responsible for compiling a summary of the following information for submission to the Ethics Committee on a quarterly basis:

>>	Pre-clearance activity for the previous quarter (total requests, approvals, de minimis approvals, denials);

>>	Private investments approved during the previous quarter;

>>	Reporting violations for Initial Asset Certifications, Security Transaction Reports, and Annual Asset Certifications (including the number of days elapsed);

>>	New employee hires and the retention of temporary consultants during the previous quarter;

>>	Trading Violations (e.g., Failure to pre-clear, trading beyond de minimis approval, violations of 7 and 14 day Blackout Periods, trading on day after approval given, violation of 60 Day Holding Period) and action taken against the Access Person.

III.	Record Keeping Requirements

I. Documents Required to be Maintained by the Compliance Department

In order to comply with the applicable retention requirements under the Advisers Act, the Compliance Department must maintain copies of the following documents:

1. A copy of all versions of the Code of Ethics in effect over the last 5 years.

2. Records of all violations of the Code of Ethics as well as any disciplinary action taken against the Access Person for a period of 6 years.

3. A copy of the Initial Asset Certification submitted by each Access Person, along with any brokerage statements, for a period of 6 years.

4. A copy of any Security Transaction Report submitted by an Access Person, along with any brokerage statements, for a period of 6 years.

5. A copy of the Annual Asset Certification submitted by each Access Person, along with any brokerage statements, for a period of 6 years.

6. All confirmations for account activity in an Access Person’s outside account(s) for a period of 6 years.

7. A record of the names of all persons who are, or have been, an Access Person within the last 5 years.

8. A copy of each Trade Pre-Clearance Form submitted by an Access Person, along with the response by Compliance back to the Access Person, for a period of 6 years.

9. List of all Limited Offerings approved, along with reason why approval was granted, for a period of 6 years.

10. Copies of all surveillance reports utilized by the BSAM Compliance Department including the Green Sheets and the 60 Day Blackout Report, along with evidence of the daily review by BSAM Compliance, for a period of 6 years.

11. A copy of the agenda, meeting minutes (as well as any exhibits attached to those documents) and annual report by the CCO to the Ethics Committee for a period of 6 years.

12. List of any documents used to track the receipt of outside account statements and confirmations for approved outside accounts.

13. Affirmations received from a third party attesting that the third party will not accept instructions from the Access Person in the Access Person’s account for a period of 6 years.

14. Record of determination by CCO whether a Temporary Consultant is deemed an Access Consultant for a period of 6 years.

For all of the documents listed above, they must be maintained and preserved in an easily accessible place, the first two years of which must be in the appropriate office of the adviser.

Adopted:	August 3, 2000
Revised:	November 3, 2000	February 12, 2003	February 25, 2005
	February 5, 2001	March 26, 2003	April 5, 2007
	July 10, 2001	September 4, 2003
	October 1, 2001	November 17, 2003
	November 28, 2001	January 13, 2004
	February 28, 2002	May 11, 2004
	March 6, 2002	August 23, 2004
	September 5, 2002	October 1, 2004

SCHEDULE A

LIMITED ACCESS PERSONS

TK

SCHEDULE B

CODE OF ETHICS PROVISIONS APPLICABLE TO ACCESS PERSONS AND
INVESTMENT PERSONNEL

	ACCESS PERSON	INVESTMENT PERSON
Location of Employee Accounts	All Employee Accounts relating to	All Employee Accounts relating to
	Covered Securities must be	Covered Securities must be
	maintained at BSC unless written	maintained at BSC unless written
	approval is obtained.	approval is obtained.

Initial Asset Certification	Must return completed form to BSAM	Must return completed form to BSAM
	Compliance within 10 days of hire.	Compliance within 10 days of hire.

Security Transaction Report	Must return completed form to BSAM	Must return completed form to BSAM
	Compliance within 30 days of the end	Compliance within 30 days of the end
	of the quarter when missing outside	of the quarter when missing outside
	account statements.	account statements.

Annual Asset Certification	Must return completed form to BSAM	Must return completed form to BSAM
	Compliance by January 30 of each	Compliance by January 30 of each
	year.	year.

Pre-clearance	Must pre-clear all transactions in	Must pre-clear all transactions in
	Covered Securities.	Covered Securities.

Participation in Initial Public	May not acquire direct or indirect	May not acquire direct or indirect
Offerings	beneficial ownership under any	beneficial ownership under any
	circumstances.	circumstances.

Participation in Limited Offerings	May not acquire direct or indirect	May not acquire direct or indirect
	beneficial ownership without prior	beneficial ownership without prior
	written approval of direct	written approval of direct
	supervisor and either BSAM Legal or	supervisor and either BSAM Legal or
	Compliance.	Compliance.
Investment personnel participating
in the management of fund of funds
making investments in Limited
Offerings must secure approval of
Ethics Committee.

60 Day Holding Period	May not effect a purchase or	May not effect a purchase or
	voluntary sale, or sale or voluntary	voluntary sale, or sale or voluntary
	purchase, of the same (or	purchase, of the same (or
	equivalent) securities within 60	equivalent) securities within 60
	days of a trade in any Employee	days of a trade in any Employee
	Account.	Account.

Seven Day Holding Period	Not applicable	May not purchase or sell any
security or related security for an
Employee Account for a period
commencing seven days prior and
ending seven days after the purchase
or sale (or entry of an order) of
that security or any related
security for a Managed Account.

Fourteen Day Holding Period	Not applicable	May not purchase or sell any Small
Cap security or related security for
an Employee Account for a period
commencing fourteen days prior and
ending fourteen days after the
purchase or sale (or entry of an
order) of that security or any
related security for a Managed
Account.

Gifts and Gratuities	Subject to the BSC Gift and Gratuity	Subject to the BSC Gift and Gratuity
	Policy.	Policy.

Service as a Director	May not serve on the board of	May not serve on the board of
	directors of any for-profit company	directors of any for-profit company
	without approval of direct	without approval of direct
	supervisor and CCO.	supervisor and CCO.